Exhibit 10.2
CHANGE IN CONTROL SEVERANCE AGREEMENT
BETWEEN
FPIC INSURANCE GROUP, INC.
AND
JOHN R. BYERS

THIS AGREEMENT, effective as of January 1, 2008, between FPIC Insurance Group, Inc., a Florida corporation (the “Company"), and John R. Byers, an individual (the "Executive")

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to that certain Severance Agreement dated as of January 1, 1999, as amended by that certain Amendment to Severance Agreement dated as of December 14, 2001 (the “Prior Agreement”) and wish to terminate the Prior Agreement and to enter into this Agreement in replacement thereof; and

WHEREAS, the Executive is a valuable employee of the Company and an integral part of its management and a key participant in the decision making process relative to planning and policy for the Company; and

WHEREAS, the Company wishes to encourage the Executive to continue his career and services with the Company for the period during and after an actual or threatened Change in Control (as hereinafter defined).

NOW, THEREFORE, it is hereby agreed by and between the parties hereto as follows:

1.     Certain Definitions.

a.           "Board" shall mean the Board of Directors of the Company.

b.           "Cause" shall mean:

(i)           the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by the Executive, after reasonable efforts, to meet performance expectations) after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which such person or the Board believes that the Executive has not substantially performed the Executive's duties, or

(ii)           the willful engaging by the Executive in illegal conduct, fraud, misappropriation, or embezzlement that is injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

Cause shall not exist unless the Board shall have given Executive written notice specifying the Cause alleged to exist, Executive shall have been granted a reasonable opportunity to respond to the notice, in writing, and in an appearance, with counsel, before the Board, and a determination shall thereafter be made by the Board to terminate the Executive’s employment for Cause at a meeting of the Board at which a quorum is present and by a vote of at least a majority of the entire then current membership of the Board.

c.           "Change in Control" shall mean the earlier of the following events:

(i)           either (A) receipt by the Company of a report on Schedule 13D, or an amendment to such a report, filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "1934 Act"), disclosing that any person (as such term is used in Section 13(d) of the 1934 Act) ("Person"), is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company, or (B) actual knowledge by the Company of facts on the basis of which any Person is required to file such a report on Schedule 13D, or to file an amendment to such a report, with the SEC (or would be required to file such a report or amendment upon the lapse of the applicable period of time specified in Section 13(d) of the 1934 Act) disclosing that such Person is the beneficial owner, directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company;

(ii)           purchase by any Person, other than the Company or a wholly owned Subsidiary of the Company, of shares pursuant to a tender or exchange offer to acquire any stock of the Company (or securities convertible into stock) for cash, securities or any other consideration provided that, after consummation of the offer, such Person is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act regardless of whether the Company or such Person would otherwise be subject to the 1934 Act), directly or indirectly, of twenty (20) percent or more of the outstanding stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the 1934 Act in the case of rights to acquire stock regardless of whether the Company or such Person would otherwise be subject to the 1934 Act);

(iii)           either (A) the filing by any Person acquiring, directly or indirectly, twenty percent (20%) or more of the outstanding stock of the Company of a statement with the Florida Office of Insurance Regulation pursuant to § 628.461 of the Florida Statutes or a successor statutory provision, or (B) actual knowledge by the Company of facts on the basis of which any Person acquiring, directly or indirectly, twenty percent (20%) or more of the outstanding stock of the Company or a controlling company is required to file such a statement pursuant to § 628.461 or a successor provision;

(iv)           approval by the shareholders of the Company of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of stock of the Company would be converted into cash, securities or other property, other than a consolidation or merger of the Company in which holders of its stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before, or (B) any consolidation or merger in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the consolidation or merger do not hold at least a majority of the outstanding common stock of the continuing or surviving corporation (except where such holders of common stock hold at least a majority of the common stock of the corporation that owns all of the common stock of the Company), or (C) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (D) any merger or consolidation of the Company where, after the merger or consolidation, one Person owns 100% of the shares of stock of the Company (except where the holders of the Company's common stock immediately prior to such merger or consolidation own at least 90% of the outstanding stock of such Person immediately after such merger or consolidation); or

(v)           a change in a majority of the members of the Board within a 24-month period unless the election or nomination for election by the Company's shareholders of each new director was approved by the vote of at least two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

d.           "Code" shall mean the Internal Revenue Code of 1986, as amended.

e.           "Constructive Discharge" shall mean any (i) material change by the Company of the Executive's position, functions, or duties to an inferior position, functions, or duties from that in effect on the date of this Agreement, (ii) assignment or reassignment by the Company of the Executive without the Executive's consent to another place of employment more than 50 miles from the Executive's current place of employment, or (iii)  reduction in the Executive's base salary or percentage target bonus opportunity.  The Company and the Executive, upon mutual written agreement, may waive any of the foregoing provisions with respect to an event that would otherwise constitute a Constructive Discharge.

f.           "Coverage Period" shall mean the period beginning on the Starting Date and ending on the Ending Date.  The "Starting Date" shall be the date on which a Change in Control occurs; provided, that if a Termination of Employment occurs prior to a Change in Control and in contemplation of a potential Change in Control or occurs at the request or direction of a third party in connection with a potential Change in Control, the “Starting Date” shall be the date immediately prior to such termination of employment.  The "Ending Date" shall be (i) in the case of a transaction described in subparagraph 1(c)(iv) of this Agreement, the earlier of (A) the date on which a public announcement is made by the Company that it has abandoned such transaction, or  (B) the date that is 36 full calendar months following the date on which the transaction is consummated, and (ii) in all other cases, the date that is 36 full calendar months following the date on which a Change in Control occurs.

g.           “Disability” shall mean the Executive's absence from the Executive's duties with the Company on a full-time basis for at least one hundred eighty (180) consecutive days as a result of Executive's incapacity due to physical or mental illness.

h.           "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

i.           "Person" shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, and any other entity.

j.           "Subsidiary" means, with respect to any Person, any other Person (i) whose securities having a majority of the general voting power in electing the board of directors or equivalent governing body of such Person (excluding securities entitled to vote only upon the failure to pay dividends thereon or the occurrence of other contingencies) are, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one or more other entities constituting Subsidiaries, or (ii) a fifty percent (50%) interest in the profits or capital of whom is, at the time as of which any determination is being made, owned by such Person either directly or indirectly through one or more other entities constituting Subsidiaries.

k.           “Termination of Employment,” or words of similar import in relation to the Executive’s employment by the Company, means the Executive’s ceasing to be employed by the Company or any of its Subsidiaries.  The Executive's cessation of employment  to become an employee of a Person of which the Company is a Subsidiary (or an employee of a Person of which a former Subsidiary of the Company is  a Subsidiary) or an employee of a Subsidiary of the Company shall not be considered a Termination of Employment for purposes of this Agreement.  The subsequent cessation of the Executive's employment with such Person or from such Subsidiary shall be considered a Termination of Employment for purposes of this Agreement.

2.           Termination of Prior Agreement; Term.

Effective at 12:00 midnight on December 31, 2007, the Prior Agreement is hereby terminated and of no further force or effect.  This Agreement shall be effective as of the date of this Agreement and shall continue thereafter until (i) the date of the Termination of Employment if such date is prior to the Coverage Period or (ii) if the Termination of Employment shall occur during the Coverage Period, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied.

3.           Severance Benefit.

a.           If at any time during the Coverage Period a Termination of Employment is effected  by the Company for any reason other than Cause, death, or Disability, or by the Executive in the event of a Constructive Discharge, then the Company shall pay to the Executive  severance pay in a lump sum cash amount equal to three times the sum of Executive's (i) annual salary and (ii) target bonus opportunity for the current calendar year (or, if greater than the target bonus opportunity, the average of the annual bonuses for the three prior calendar years).  The Company shall also pay Executive any unpaid salary, unreimbursed expenses or benefits accrued to the date of Termination of Employment.  Also, in such event, the Executive shall be 100% vested in all stock options, stock appreciation rights, contingent stock, restricted stock and other long-term incentive awards.  Without limiting the generality of the foregoing, (x) all outstanding stock options shall become immediately exercisable, (y) all transfer restrictions on shares of restricted stock shall lapse, and (z) all performance shares or units shall become immediately earned, vested and payable at the level prescribed in the award agreement in the event of a Change in Control (as defined therein), with no transfer restrictions on any shares of stock issued on payment.

b.           Pursuant to paragraph 3(a) of this Agreement, the Executive may terminate his Employment in the event of a Constructive Discharge by providing written notice to the Company within ninety (90) days after the occurrence of such event, specifying the event relied upon for a Constructive Discharge.  Within ten days of receiving such written notice from the Executive, the Company may cure the event that constitutes a Constructive Discharge, in which event the Termination of Employment shall be of no force or effect.

c.           For a period commencing with the month in which Termination of Employment as described in paragraph 3(a) above shall have occurred, and ending twenty-four months thereafter, the Company shall continue to provide to the Executive all “benefits” as if the Executive were still employed during such period, at the same level of benefits that the Executive was receiving at Termination of Employment or at such higher level and at the same dollar cost as provided by the Company to the Executive as is available to all of the Company's senior executives generally; provided that, if and to the extent that providing or payment of such benefits shall not be permitted under any benefit plan, the Company shall pay or provide tax equivalent benefits on an individual basis within 60 days of Termination of Employment, subject to Paragraph 16 of this Agreement.  The benefits provided in accordance with this paragraph 3(c) shall be secondary to any comparable benefits provided by another employer.  As used herein, “benefits” shall include, but not be limited to: (i) automobile lease or allowance; (ii) health and dental benefits; (iii) life, short term disability and long term disability insurance; (iv) initiation fees, dues and assessments of membership in a club; and (v) participation in the Company’s retirement, savings and deferred compensation plans (including without limitation the FPIC Insurance Group, Inc. Defined Benefit Pension Plan; the Company’s Supplemental Executive Retirement Plan or any plan or arrangement adopted in lieu thereof; the FPIC Insurance Group, Inc. Defined Contribution (and Profit Sharing) Plan; and the FPIC Insurance Group, Inc. Deferred Compensation Plan, to the extent and in the form they remain in effect from time to time).  The Executive’s entitlement to such “benefits” shall be in accordance with the Company’s employee benefit plans and other applicable programs, policies, and practices then in effect, to be interpreted so that payment of such “benefits” does not violate Section 409A of the Code.

d.           In the event of any Termination of Employment described in paragraph 3(a), the Executive shall be under no obligation to seek other employment, and, except as provided in paragraph 3(c), there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration or benefits attributable to any subsequent employment.

4.           INTENTIONALLY OMITTED

5.           Mediation and Arbitration.

Any dispute or controversy arising out of or in relation to this Agreement shall first be submitted to mediation in the City of Jacksonville, Florida in accordance with the Commercial Mediation Rules of the American Arbitration Association.  If mediation fails to resolve such dispute or controversy, then such dispute or controversy shall be determined and settled by arbitration in the City of Jacksonville, Florida, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  The parties hereto agree to use good faith efforts to select a mediator and, if mediation fails to resolve such dispute or controversy, an arbitrator.  If the parties cannot agree upon a mediator or arbitrator, such mediator or arbitrator shall be selected in accordance with the relevant Commercial Rules of the American Arbitration Association then in effect.  The Company's mediation and arbitration expenses, as well as any litigation costs, including legal counsel and experts reasonably engaged, shall be paid by the Company.  The Executive's mediation and arbitration costs, as well as any litigation costs, including legal counsel and reasonable experts, shall be paid by the Company no later than 2 ½ months after the end of the calendar year in which such costs and expenses were incurred, provided, however, in the event the trier of fact determines the Executive's claims thereunder are made frivolously or in bad faith, the Executive shall immediately repay such litigation costs to the Company.  Any payments that would otherwise become due under this Agreement that are the subject of a dispute may be delayed to the extent permitted under Section 409A of the Code.  Whenever any action is required to be taken under this Agreement within a specified period of time and the taking of such action is materially affected by a matter submitted to mediation or arbitration, such period shall automatically be extended by the number of days plus ten that are taken for the determination of that matter by the parties through mediation or otherwise by the arbitrator.

6.           Income Tax Withholding.

The Company may withhold from any payments made under this Agreement all federal, state or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

      7.           Entire Understanding.

Except for the provisions of that certain employment agreement dated as of January 1, 2008 between the Executive and the Company and any compensation, incentive, indemnification, welfare benefit, retirement, or other arrangement, agreement or program (“Company Programs”) in effect from time to time, this Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter hereof.  The Company's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not affect (other than as expressly stated herein) or operate to reduce any benefit or compensation inuring to the Executive of any kind elsewhere provided and not expressly provided for in this Agreement, including without limitation, any benefit or compensation provided under any of the Company Programs.

8.           Severability.

If, for any reason, any one or more of the provisions or part of a provision contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement not held so invalid, illegal or unenforceable, and each other provision or part of a provision shall to the full extent consistent with law continue in full force and effect.

9.           Consolidation, Merger, or Sale of Assets.

If the Company consolidates or merges into or with, or transfers all or substantially all of its assets to, another corporation, or if Executive ceases employment with the Company to become an employee of a Person of which the Company is a Subsidiary (or an employee of a Person of which a former Subsidiary of the Company is a Subsidiary) or an employee of a Subsidiary of the Company, the term "Company" as used herein shall mean such other corporation and this Agreement shall continue in full force and effect.

10.           Notices.

All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if hand delivered or mailed, postage prepaid, certified or registered, first class as follows:

    a.           to the Company:

FPIC Insurance Group, Inc.
Attention:  Chairman of the Board
225 Water Street, Suite 1400
Jacksonville, Florida  32202

b.         to the Executive:

John R. Byers
3840 Fenwick Island Drive
Jacksonville, Florida 32224

or to such other address as either party shall have previously specified in writing to the other.

11.           No Attachment.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

12.           Binding Agreement; Benefit and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Company (including any Person that shall be deemed to be the “Company” as provided in paragraph 9 above) and the Executive.  The Company shall require any Person that shall become deemed to be the “Company” as provided in paragraph 9 above (other than those that become so by operation of law) to expressly assume, in writing, all of the Company’s obligations to the Executive hereunder.  Except as provided in the preceding sentences, this Agreement and the rights and obligations of the parties hereunder are personal, and neither this Agreement nor any right, benefit or obligation of either party hereto shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.  In the event that the Executive dies before all amounts payable under this Agreement have been paid, all remaining amounts shall be paid to the beneficiary specifically designated by the Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to the Executive’s personal representative or estate.

13.           Modification and Waiver.

This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.           Headings of No Effect.

The paragraph headings contained in this Agreement are included solely for convenience of reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

15.           Governing Law.

This Agreement and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Florida without giving effect to the choice of law provisions in effect in such State.

16.           Effect of Section 409A.

It is expressly contemplated by the parties that this Agreement will conform to, and be interpreted to comply with, Section 409A of the Code.  Notwithstanding any other provision of this Agreement, if the Executive is a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Code at the time of his separation from service, then the payment of any amount under or pursuant to this Agreement that is considered deferred compensation subject to Section 409A of the Code shall be deferred for six (6) months after his "separation from service" or, if earlier, his death as required by Section 409A(a)(2)(B)(i) of the Code (the "409A Deferral Period").

In the event payments are otherwise due to be made in installments or periodically during the 409A Deferral Period, the payments that would otherwise have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payments shall be made as otherwise scheduled.  If the Executive incurs any interest or additional tax under Section 409A(a)(1)(B) of the Code with respect to amounts payable under this Agreement, the Company promptly at that time will pay the Executive an additional amount so that, after all taxes on such additional amount, he has an amount remaining equal to such interest or additional tax.  Such gross-up payment, however, shall be made in any event no later than the end of the Executive's taxable year next following his taxable year in which the related taxes, interest or penalties are remitted.

For purposes of this Agreement, a Termination of Employment shall not be deemed to exist unless the Executive has a "separation from service" within the meaning of Section 409A of the Code (generally, where it is reasonably anticipated that the level of services he will perform after that date, whether as an employee or independent contractor, will permanently decrease to no more than 20 percent of the average level of  services performed by him over the immediately preceding 36-month period).

All rights to payments and benefits under this Agreement shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. All reimbursements and in kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than 2 ½ months after the end of the calendar year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

17.           Parachute Payments

The Company will make Gross Up Payments (as defined in Exhibit A hereto) to Executive to the extent and on the terms described in Exhibit A.

18.           In Kind Benefits.

Notwithstanding any other terms of this Agreement, if during the Coverage Period the Executive becomes entitled to receive benefits and the Company is unable to provide such benefits to the Executive at substantially the same cost it would incur were the Executive still employed by the Company (the “Benefit Cost”), the Company shall have the rights to pay the Executive the Benefit Cost of such benefits in lieu of providing such benefits to the Executive.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FPIC INSURANCE GROUP, INC.

By:	/s/ Kenneth M. Kirschner
Kenneth M. Kirschner
Chairman of the Board

/s/ John R. Byers
John R. Byers

EXHIBIT A
GROSS UP PAYMENTS

(a)           In the event it is determined (pursuant to clause (b) below) or finally determined (as defined in clause (c)(iii) below) that any payment, distribution, transfer, benefit or other event with respect to Company or its predecessors, successors, direct or indirect subsidiaries or affiliates (or any predecessor, successor or affiliate of any of them, and including any benefit plan of any of them), to or for the benefit of Executive or Executive’s dependents, heirs or beneficiaries pursuant to the terms of the Severance Agreement (but determined without regard to any additional payments required under this Exhibit A) (each a "Payment" and collectively the "Payments") is or was subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), and/or any successor provision or any comparable provision of state or local income tax law (collectively, "Section 4999"), or any interest, penalty or addition to tax is or was incurred by Executive with respect to such excise tax (such excise tax, together with any such interest, penalty or addition to tax, hereinafter collectively referred to as the "Excise Tax"), then, within ten (10) days after such determination or final determination, as the case may be, Company shall pay to Executive an additional cash payment (hereinafter referred to as the "Gross Up Payment") in an amount such that after payment by Executive of all taxes, interest, penalties and additions to tax imposed with respect to the Gross Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross Up Payment), Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon such Payment or Payments and the Gross Up Payment.  This provision is intended to put Executive in the same position as Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

(b)           Except as provided in clause (c) below, the determination that a Payment is subject to an Excise Tax shall be made in writing by a certified public accounting firm selected by Executive ("Executive's Accountant").  Such determination shall include the amount of the Gross Up Payment and detailed computations thereof, including any assumptions used in such computations (the written determination of Executive's Accountant, hereinafter, "Executive’s Determination").  Executive's Determination shall be reviewed on behalf of Company by a certified public accounting firm selected by Company ("Company’s Accountant").  Company shall notify Executive within ten (10) business days after receipt of Executive’s Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by Company with Executive’s Determination, and any agreement by Company with Executive's Determination shall obligate Company to make payment as provided in clause (a) above within ten (10) days from the expiration of such ten (10) business-day period.  In the event of an objection by Company to Executive's Determination, any amount not in dispute shall be paid within ten (10) days following the ten (10) business-day period referred to herein, and with respect to the amount in dispute Executive's Accountant and Company's Accountant shall jointly select a third nationally recognized certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon Executive and Company.  In such a case, the third accounting firm's findings shall be deemed the binding determination with respect to the amount in dispute, obligating Company to make any payment as a result thereof within ten (10) days following the receipt of such third accounting firm's determination.  All fees and expenses of each of the accounting firms referred to in this Exhibit A shall be borne solely by Company.

(c)           The rights of Executive under this Exhibit A shall be contingent on the agreement by Executive to the provisions set forth in this clause (c):

   (i)           Executive shall notify Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the "Taxing Authority") that, if successful, would require the payment by Company of a Gross Up Payment.  Such notification shall be given as soon as reasonably practicable and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the fifteen (15)-day period following the date on which Executive gives such notice to Company (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due).  If Company notifies Executive in writing prior to the expiration of such fifteen (15)-day period that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Executive its ability to make the payments to Executive that may ultimately be required under this section before assuming responsibility for the claim), Executive shall:

(A)           give Company any information reasonably requested by Company relating to such claim;

(B)           take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Company who is reasonably acceptable to Executive;

(C)           cooperate with Company in good faith in order effectively to contest such claim; and

(D)           permit Company to participate in any proceedings relating to such claim; provided, however, that Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold harmless Executive, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.  Without limitation on the foregoing provisions of this Exhibit A, and to the extent its actions do not unreasonably interfere with or prejudice Executive's disputes with the Taxing Authority as to other issues, Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that if Company directs Executive to pay such claim and sue for a refund, Company shall advance an amount equal to such payment to Executive, on an interest-free basis, and shall indemnify and hold harmless Executive, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and, provided, further, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to Executive and the Company’s control of the contest shall be limited to issues with respect to which a Gross Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue.

(ii)         If, after receipt by Executive of an amount advanced by Company pursuant to clause (c)(i), Executive receives any refund with respect to such claim, Executive shall (subject to Company’s complying with the requirements of this Exhibit A) promptly pay to Company an amount equal to such refund (together with any interest paid or credited thereon after taxes applicable thereto), net of any taxes (including without limitation any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by Executive in connection with such advance, after giving effect to such repayment.  If, after the receipt by Executive of an amount advanced by Company pursuant to clause (c)(i), it is finally determined that Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross Up Payment and shall offset, to the extent thereof, the amount of any Gross Up Payment otherwise required to be paid.

(iii)           For purposes of this Exhibit A, whether the Excise Tax is applicable to a Payment shall be deemed to be "finally determined" upon the earliest of:  (A) the expiration of the 15-day period referred to in clause (c)(i) above if Company has not notified Executive that it intends to contest the underlying claim, (B) the expiration of any period following which no right of appeal exists, (C) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Executive and the Taxing Authority (which agreement may be executed only in compliance with this Exhibit A), (D) the receipt by Executive of notice from Company that it no longer seeks to pursue a contest (which notice shall be deemed received if Company does not, within 15 days following receipt of a written inquiry from Executive, affirmatively indicate in writing to Executive that Company intends to continue to pursue such contest).

(d)           As a result of uncertainty in the application of Section 4999 that may exist at the time of any determination that a Gross Up Payment is due, it may be possible that in making the calculations required to be made hereunder, the parties or their accountants shall determine that a Gross Up Payment need not be made (or shall make no determination with respect to a Gross Up Payment) that properly should be made ("Underpayment"), or that a Gross Up Payment not properly needed to be made should be made ("Overpayment").  The determination of any Underpayment shall be made using the procedures set forth in clause (b) above and shall be paid to Executive as an additional Gross Up Payment.  Company shall be entitled to use procedures similar to those available to Executive in clause (b) to determine the amount of any Overpayment (provided that Company shall bear all costs of the accountants as provided in clause (b)).  In the event of a determination that an Overpayment was made, any such Overpayment shall be treated for all purposes as a loan to Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code;

provided, however, that the amount to be repaid by Executive to Company shall be subject to reduction to the extent necessary to put Executive in the same after-tax position as if such Overpayment were never made.